                     INDIANAPOLIS POWER & LIGHT COMPANY                         EXHIBIT 12.1

                     Ratio of Earnings to Fixed Charges



                                                     YEARS ENDED DECEMBER 31,
                                             ---------------------------------------------
                                               1995              1994              1993
                                             ---------         ---------         ---------
                                                      (Thousands of Dollars)

Earnings, as defined:
     Net income                              $106,273          $103,823          $102,766
     Income taxes                              53,568            54,720            59,273
     Fixed charges, as below                   51,778            48,302            44,655
                                             ---------         ---------         ---------
         Total earnings, as defined          $211,619          $206,845          $206,694
                                             =========         =========         =========
Fixed charges, as defined:
     Interest charges                        $ 51,596          $ 48,164          $ 44,491
     Rental interest factor                       182               138               164
                                             ---------         ---------         ---------
         Total fixed charges, as defined     $ 51,778          $ 48,302          $ 44,655
                                             =========         =========         =========
Ratio of earnings to fixed charges               4.09              4.28              4.63
                                             =========         =========         =========
